EXHIBIT 10.4.c

THIRD AMENDMENT

OF THE

FMC TECHNOLOGIES, INC.

INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”); and

WHEREAS, the Company now deems necessary and desirable to amend the Plan to clarify participants rights with respect to Restricted Stock;

NOW, THEREFORE, by virtue of the authority reserved to the Board of Directors of the Company by Section 3.3 of the Plan, the Plan is hereby amended effective as of January 1, 2004, as follows:

The text of Section 14.3 Meeting Fees is hereby amended to read as follow:

“Each Non-Employee Director will receive a meeting fee in such amount as will be determined from time to time by the Board for attending each meeting of the Board and its committees, including extraordinary and special meetings. Until changed by resolution of the Board, the meeting fee will be $1,500 per Board meeting attended and $2,000 per committee meeting attended, payable in cash at the end of each calendar quarter.”

The text of Section 14.4 Committee Chairman Fees is hereby amended to read as follows:

“Each Non-Employee Director who serves as a chairman of a committee of the Board will receive a committee chairman fee in such amount as determined by the Board for the tenure of such service. Until changed by resolution of the Board, the committee chairman fee will be paid in cash at an annualized rate of $12,000 for the audit committee chairman and $8,000 for all other committee chairman, payable in equal installments at the end of each calendar quarter.”